Exhibit 11.2

WALDENCAST PLC
CODE OF ETHICS AND BUSINESS CONDUCT
(Amended as of March 12, 2025)

1.Introduction
Waldencast plc and its subsidiaries (together, “we,” “us,” “Waldencast” or the “Company”) are committed to conducting all business affairs in an honest, fair, ethical and legal manner. As a representative of Waldencast you are expected to conduct yourself in a similar manner. This Code of Ethics and Business Conduct (the “Code”) sets forth the guidelines for conducting our business consistent with the highest standards of business ethics and the law. The Code applies to all directors, officers and employees of Waldencast, wherever they are located and whether they work for the Company on a full- or part-time basis.
Purpose
The purpose of this Code is to:
●promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission (the “SEC”), as well as in other public communications that we make or that are made on our behalf;
●ensure that we comply with all laws, rules and regulations that apply to our business (the “Law”); and
●require prompt internal reporting of violations of, and accountability for complying with, this Code.
This Code is just one element of our overall effort to ensure lawful and ethical conduct in all aspects of our business. This Code is not intended to be a comprehensive document that addresses every situation that you may face. In fact, there are many policies and procedures not covered by this Code, such as those covered in your employee handbook or other similar guidelines. These and similar policies, while not a part of the Code, provide additional guidance on acceptable standards of conduct while working for Waldencast. This Code does not take the place of or modify other more detailed written policies. Instead, it establishes key standards and general guidelines that the Company expects you to follow.
Seeking Help and Information
If you are faced with a difficult business decision that is not addressed by this Code, you should ask yourself the following questions:
●Am I absolutely certain that my decision is legal and in compliance with Company policy?
●Is it honest and fair?
●Is it in the best interests of the Company?
●Would I feel comfortable if my actions were in the news or posted on social media or in a viral video?
If your answer to any of these questions is “no,” then don’t do it. If you aren’t sure about the answer to any of these questions or still feel uncomfortable about a situation, please talk to your supervisor. If your supervisor can’t answer your question, or if you are not comfortable discussing the situation with your supervisor or with their answer, you should contact Company leadership or the General Counsel or another member of the legal department (legal@waldencast.com) (“Legal”).

Exhibit 11.2
2.Honest, Ethical and Fair Conduct
Essential Principles
All directors, officers and employees owe a duty to the Company to act with integrity.
Integrity requires, among other things, being honest and fair at all times; deceit and dishonesty will not be tolerated. You should never put your own personal gain or advantage above what is right or in the best interests of the Company.
We expect you to:
●act with integrity, including being honest and candid while still maintaining the confidentiality of Company trade secrets and confidential information, except as permitted in the Legally Protected Communications section;
●comply with the Law;
●follow the requirements of accounting and auditing standards that apply to us, as well as Company policies to maintain accurate and complete financial records and other business-related information;
●adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;
●deal fairly with our customers, suppliers, competitors, employees and independent contractors;
●not take advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentations or other similar actions; and
●protect the Company’s assets and make sure they are used properly.
Avoiding Conflicts of Interest
A conflict of interest may occur when you, or one of your family members, has a private interest that interferes, or appears to interfere, with the interests of the Company. In that situation, your loyalties may be divided, which could make it difficult for you to perform your work objectively and effectively and to act in the best interests of the Company. Accordingly, conflicts of interest are prohibited unless: 1) they are allowed under guidelines or resolutions approved by the Company’s Board of Directors (the “Board”) or the appropriate Board committee or 2) as disclosed in our public filings with the SEC.
The following are just a few examples of situations that could lead to a conflict of interest:
●owning a significant amount of stock in any other company Waldencast is interested in acquiring (“target company”) or in one of our suppliers or customers;
●a consulting or employment relationship with any target company or supplier, customer or competitor of Waldencast;
●receiving money, gifts (other than nominal, inexpensive, ones) or excessive entertainment from any person or company that we do business with or with whom we have prospective business;
●being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any close relative or yours;
●selling anything to, or buying anything from, the Company, except on the same terms and conditions as given to other directors, officers or employees in similar positions (or, in the absence of any comparable deal, on the same terms and conditions as a third party would buy or sell a similar item in an arm’s-length transaction);

Exhibit 11.2
●any other financial transaction, arrangement or relationship (including any debt or guarantee of a debt or obligation) involving the Company; and
●any other circumstance, event, relationship or situation in which your personal interest interferes — or even appears to interfere — with the interests of the Company.
Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations. You should seek guidance from your supervisor, Company leadership or Legal when you have any questions or doubts. You must fully disclose any situation that reasonably could be expected to give rise to or be perceived as a conflict of interest to your supervisor, Company leadership or Legal, who will work with you to determine whether a conflict of interest exists and, if so, how best to address it.
Dealing with Corporate Opportunities
If, through the use of Company property or because of your position with the Company, you discover or are presented with a business opportunity that is related to our business, you should immediately disclose it to your supervisor, Company leadership or Legal. That person will discuss the opportunity with the appropriate members of management to determine whether the situation is a corporate opportunity and, if so, whether the Company would like to pursue it. If you are an officer or member of the Board and want to pursue a business opportunity that is related to the Company’s business, you must first fully present the opportunity to the Board. If the Company decides not to pursue the opportunity, then you may pursue it on the same terms and conditions as originally proposed, provided that your conduct is consistent with the other guidelines set forth in this Code.
Civic and Political contributions
Any contribution to, advocacy for, or endorsement by the Company or any brand of the Company of any civic, social welfare, or non-profit organizations, community initiative, political party, or candidate must receive prior written approval by the CEO of such entity and/or brand. Any contribution to, advocacy for or endorsement on behalf of a brand in excess of USD 100,000 must receive the prior written approval of the CEO of Waldencast plc in addition to the prior written approval by the CEO of such brand. Any contribution to, advocacy for or endorsement on behalf of Waldencast plc in excess of USD 100,000 must receive the prior written approval of the Audit Committee of the Board of Directors of Waldencast plc in addition to the prior written approval by the CEO of Waldencast plc. Corporate funds or assets should not be used without prior approval as set forth above for any such purposes, including, but not limited to, in-kind contributions (such as purchasing tickets to fund-raising events), donations of money, products or services, lobbying, or campaign contributions. This policy applies at the local, state, federal, and international levels.
While the Company encourages employees and directors to engage personally in their communities, social causes and participate in the political process, corporate resources, including financial contributions, facilities, communication tools, or other assets, must not be used for these activities. Directors, officers and employees of Waldencast must ensure their personal views and actions are clearly identified as their own and do not imply endorsement by the Company or any of the brands.
In addition, individuals are free to engage in local political activities or to run for office but must be clear that they are not representing the Company or any of the brands in any way and personal political activities must be kept separate from their work for Waldencast/any of the brands.
Neither the Company nor any of the brands will provide reimbursement to employees or directors for contributions made to any type of cause in any form. In alignment with its ethical standards, the Company and the brands are committed to transparency and compliance with all Laws governing all types of contributions, ensuring that its operations reflect integrity and impartiality.
If you have any question regarding any contemplated civic or political contribution, please contact Legal.

Exhibit 11.2
3.Corporate Records and Disclosures
Corporate & Financial Records
Accurate and reliable records are essential to our business. Our records form the basis for our financial reports and other public disclosures and are the source of critical data that guides management’s decision-making and strategic planning. Our records include sales information and the recording of revenue, employee records, payroll, timecards, expense reports, accounting and financial data, electronic data files, e-mails, research and development records, manufacturing records, distribution information and all other records that we normally keep.
Employees responsible for financial records or who prepare other company records and reports are obligated, ethically and legally, to assure that those documents are accurate, complete, safeguarded against loss or destruction, retained for specified periods as may be established by the Company or otherwise required by Law, and maintained in confidence. There is no valid reason for making or allowing others to make false or misleading entries in our records. All employees responsible for keeping the books and records must communicate candidly with, and provide full and accurate information to, upper management, independent accountants and auditors and, if appropriate, internal and outside legal counsel.
Public Disclosures
As a public company, we are subject to various securities Laws and reporting obligations. These Laws and our policies require timely disclosure of accurate and complete information about our business, financial condition and results of operations in documents we file with the SEC and in other public communications that we make. Inaccurate, incomplete or late reporting can result in serious damage to and legal liability for us. To make sure we comply with the SEC’s disclosure standards, we expect you to:
●not misrepresent, or encourage or authorize others to misrepresent, facts about the Company to others, including our independent accountants and auditors, governmental regulators, governmental officials, the SEC, Nasdaq and other self- regulating organizations; and
●properly review and critically analyze proposed disclosures for accuracy and completeness.
It is important to note that the SEC regards misrepresentations to include both misstating material information as well as failing to disclose all material information required to make a disclosure complete and accurate. Information is considered material if a reasonable investor would consider it important in deciding whether to buy, sell or hold our stock.
All employees involved in the reporting of the Company’s financial results of operations, including the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) and each subsidiary of the Company (or persons performing similar functions), should understand and know all disclosure requirements that apply to the Company as well as the business and financial operations of the Company. However, all employees have an obligation to abide by the Law and this Code and must not participate in or tolerate improper financial practices or reporting.
If you are a director you should promptly bring to the attention of the Chairperson of the Audit Committee of the Board, and if you are an officer or employee you should promptly bring to the attention of Legal or your supervisor, any information you may have about: 1) significant deficiencies in our internal and/or disclosure controls that could impact our ability to accurately record, process, summarize and report financial data or 2) any fraud that involves management or other employees who have a significant role in our financial reporting, disclosures or internal controls. If you would prefer to submit your report anonymously, you can use our whistleblower hotline: https://www.whistleblowerservices.com/WALD.
Some examples of matters that should be reported include:
●financial results that seem inconsistent with our business transactions;
●inaccurate records, such as overstated expense reports or erroneous invoices;

Exhibit 11.2
●transactions that don’t seem to have a genuine business purpose;
●incidents or concerns about employee theft; and
●requests to circumvent ordinary review and approval procedures.
4.Compliance
We have an obligation to comply with all Laws. It’s your personal responsibility to learn about, understand and adhere to the standards and restrictions imposed by any Laws that apply to you in your position with the Company. If you are not sure about a Law or how it applies to you, you should contact Legal for clarification.
5.Insider Information and Securities Trading
Under the Law, you are not allowed to purchase or sell Waldencast securities or securities of any other company if you possess material nonpublic information about Waldencast or the other company. It is also against the Law and Company policy to give material nonpublic information to another person (commonly referred to as “tipping”) if you know or have reason to believe that the person will misuse the information by trading in securities or passing such information to others who will trade. For example, using material nonpublic information to buy or sell Waldencast stock, warrants or options in Waldencast securities, or the securities of any company supplier, customer, competitor, potential business partner or target company is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material nonpublic information about other companies (including, for example, our customers, competitors, potential business partners and target companies). In addition to applying to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living in your home. You should familiarize yourself with the Company’s Insider Trading Policy.
6.Economic Sanctions and Embargos
    The Company is committed to compliance with applicable economic or financial sanctions and trade embargoes, including applicable economic or financial sanctions and trade embargoes imposed by the United States, the United Kingdom, the European Union, any EU Member State, or the United Nations Security Council (collectively, “Economic Sanctions and Embargoes”).
Consistent with applicable law, the Company will not conduct transactions, directly or indirectly, with any person that is the subject or target of U.S., UK, EU, or UN sanctions or with any person that is located, organized, or resident in Cuba, Iran, North Korea, Syria, the Crimea, so-called Donetsk People’s Republic, or so-called Luhansk People’s Republic regions of Ukraine, or the non-government controlled areas of the Kherson or Zaporizhzhia oblasts of Ukraine.1
Company employees must immediately notify Legal of any possible violations of these restrictions or of Economic Sanctions and Embargoes or report the possible violations via the Company’s whistleblower hotline, which is available at https://www.whistleblowerservices.com/WALD.
    All Company employees are required to comply with these requirements and with Economic Sanctions and Embargoes. Failure to do so may result in disciplinary action, including termination of employment by the Company, and for violations of Economic Sanctions and Embargoes, civil and/or criminal penalties.
7.Improper Influence on Audits
You cannot take any action to coerce, manipulate, mislead or fraudulently influence any accountants we use to perform an audit or review of our financial statements or take any action that you know or should know could result in rendering our financial statements materially misleading. If you believe such improper influence is being exerted,
1     Certain jurisdictions have adopted so-called “blocking statutes” that prohibit adherence to certain sanctions. If you encounter such a conflict, or if a local law conflicts with a requirement set forth in this Code of Conduct, you should consult with your local head of legal or head of compliance to determine the appropriate course of action.

Exhibit 11.2
you should report it to your supervisor, or if that is impractical under the circumstances, to any of the Company’s directors or Legal.
8.Anti-Corruption Laws
Waldencast complies with the anti-corruption Laws of all countries where we do business, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (the “UKBA”). You cannot take any action (or use or authorize a distributor or third party to take any action) that would reasonably result in the violation of these anti-corruption Laws, including the FCPA or UKBA. Examples of third parties include people or companies we hire or engage to help sell or distribute our products outside of the U.S. or to register or get approval for, or make filings or submissions related to, our products in a foreign country. In particular, we strictly prohibit giving, requesting, promising or offering (or authorizing anyone to give, request, promise or offer) anything of value (such as money, any advantage, benefits, gifts), either directly or indirectly, to a government official, to influence them to get or retain business or to get or retain a business advantage. An offer or a promise of a bribe, even if the government official rejects it or if it fails to result in the desired outcome, is prohibited.
Key Terms
●Anything of value means, broadly construed, anything that has value to the recipient. This includes cash, gifts, job offers, meals, entertainment, travel, services, and contributions to a political party or charity. Anything of value can include things provided to family members or close associates of government officials (for example, providing an internship to a child of a government official is something of value to that official) or entities connected to government officials (for example, making a contribution to a charity closely associated with a government official is providing something of value to the official). There is no minimum threshold in determining value – whether the amount involves only a small or a much greater amount, both are serious.
●Bribery is giving, promising, receiving, or soliciting anything of value with the intent to influence a business action or decision or gain other unlawful advantage.
●Corruption is the abuse of power for private gain.
●Facilitation payments, also known as grease payments, are payments of small amounts made to secure or expedite the performance of routine, non-discretionary government action by clerical-level foreign government officials. Examples of facilitation payments include obtaining routine permits to do business, processing visas and work orders, obtaining mail or telephone services, or expediting shipments through customs (assuming all legal requirements for obtaining these have been satisfied).
●A government official is any official or employee of a government agency at any level (such as legislators, tax authorities, police officials, judges, etc.); employees of state-owned/controlled enterprises (e.g., state-owned universities, hospitals, or infrastructure organizations); political parties and officials of political parties; employees of public international organizations (e.g., the United Nations or the World Bank); other people who act in an official capacity on behalf of any of the above; and candidates for public office.
●Unlawful advantage, by way of example, is inducing a foreign government official to:
oInfluence the award of a government contract;
oPrevent some governmental action, such as the imposition of a tax or fine;
oObtain confidential information about business opportunities, bids, or the activities of competitors;
oObtain a permit or license, other than to cover appropriate application fees;
oInfluence the rate of taxes that would be levied on the Company’s business; or

Exhibit 11.2
oObtain relief or exemption from government controls, inspections, or regulations of any kind, or expediting shipments through customs (assuming all legal requirements for obtaining these have been satisfied).
Bribes, Kickbacks, or Other Corrupt Payments Prohibited
In doing business anywhere in the world, neither the Company nor Company personnel shall offer, pay, promise, solicit, or receive (or authorize anyone to offer, pay, promise, solicit, or receive) any bribe, kickback, or other illicit payment or benefit in violation of the FCPA, the UKBA, or the anti-corruption laws of any other country in which the Company does business.
Public Bribery
This policy prohibits the offering, promising, or giving (or authorizing anyone to offer, promise, or give) anything of value, directly or indirectly, to a foreign government official to obtain or retain business or to gain an improper business advantage. This policy prohibits an offer or promise of a bribe, even if the foreign government official rejects the offer, or it fails to bring about the desired outcome. No funds or assets of the Company shall be paid, loaned, or otherwise disbursed as bribes, kickbacks, or other payments designed to influence or compromise the conduct of the recipient; and no Company personnel shall accept any funds or other assets (including those provided as preferential treatment to the employee for fulfilling his or her responsibilities), for assisting in obtaining business or for securing special concessions for the Company.
    Company personnel must understand whether any person they interact with is a foreign government official or whether any entity is a government, governmental entity, state-owned or controlled enterprise, or other entity that could be construed as such. Accordingly, consult with Legal if you are unsure. Or, when in doubt, treat all individuals (regardless of title or rank) who work for or represent these or similar agencies or companies as foreign government officials.
    It is permissible, in relation to Company business with a foreign government official, to incur expenses in connection with the legitimate promotion or demonstration of the Company’s services and products. Such expenses are discussed more fully below.
Commercial Bribery
This policy strictly prohibits the Company or Company personnel from offering, promising, or giving (or authorizing anyone to offer, promise, or give) anything of value to a private person, directly or indirectly, with the intention of inducing a person to improperly perform a relevant function or activity (such as their work) or to reward a person for having improperly performed a relevant function or activity. This policy prohibits an offer or promise of a bribe, even if the private person rejects the offer, or it fails to bring about the desired outcome.
It is permissible, in relation to Company business with private persons, to incur reasonable, proportionate, and good faith expenses in connection with the promotion of the Company’s services and products and in the provision of corporate hospitality. Such expenses are discussed more fully below.
Passive Bribery
This policy prohibits receiving or accepting a bribe, kickback, or similar unlawful payment.
Corrupt Payments Through Third Parties Are Prohibited
This policy prohibits the offer, promise, or payment (or authorizing the offer, promise, or payment) of any bribe, kickback, or other corrupt payment that may be carried out through the Company’s representatives, consultants, brokers, contractors, suppliers, distributors, joint ventures, or affiliates, or any other intermediary or agent acting on behalf of the Company (collectively, “Company third parties”).
It is unlawful to make a payment to a third party while knowing that all or a portion of the payment will go directly or indirectly to a foreign government official. If Company personnel have reason to believe that a Company

Exhibit 11.2
third party may be making illegal payments or if circumstances are such that Company personnel should have known that the Company third party was acting improperly, then such Company personnel could be deemed to have “knowledge” and be liable for the Company third party’s violations.
Third-Party Management
This policy provides for strict due diligence on any third party who may have any contact with a foreign government official on behalf of the Company. The purpose of due diligence is to ensure, to the extent possible, that the Company retains only reputable, honest, and qualified third parties. Please contact Legal for further detail and guidance on the due diligence process if required.
Diligence should be enhanced if there are red flags of improper activity, such as the following:
●Unusual or excessive payment requests, such as requests for over-invoicing or up-front payments;
●Unusual commissions or mid-stream compensation payments;
●Requests for payments in a different country, to a third party, to a bank account outside of the country in which the third party operates, or in cash or other untraceable funds;
●A close relationship between the third party and a foreign government official or commercial counterparty;
●Any refusal or hesitancy by the third party to promise in writing to abide by the Company’s policies and governing law;
●Charges against the third party for violation of local or foreign laws, or regulations concerning the award of government or other contracts;
●A demand or strong suggestion by a foreign government official or commercial counterparty that a particular third party should be retained;
●Reliance by the third party on government or business contacts as opposed to knowledgeable staff and investment of time to promote the Company’s interests; or
●The third party expresses a desire to keep his representation of the Company or the terms of his retention secret.
All business relationships with third parties who will or may act on behalf of the Company must be documented in written contracts. These contracts must include provisions to mitigate against the risk of illicit payments. These provisions may include: (a) anti-corruption representations, warranties, and covenants relating to compliance with anti-corruption laws, including the FCPA and the UKBA; (b) rights to conduct audits of books and records of the third party to ensure compliance with these representations, warranties, and covenants; and (c) rights to terminate the contract as a result of any violation of anti-corruption laws or the anti-corruption representations, warranties, and covenants in the agreement. It is the responsibility of the person initiating a third-party relationship on behalf of the Company to monitor that relationship to determine whether the conduct of the third party is consistent with this Policy and applicable anti-corruption laws.
Gifts, Meals, and Entertainment
Although business meals and entertainment, and business gifts may be common practice, certain benefits to foreign government officials and commercial counterparties may violate governing laws, rules, and regulations. Providing meals and entertainment or making gifts with the intention or appearance of improperly influencing a foreign government official or a private party in order to obtain a business advantage for the Company, or for any other corrupt purpose, is strictly prohibited.

Exhibit 11.2
Gifts
Gifts to persons other than foreign government officials should generally be limited to $50 or less per occasion, not to exceed $200 per calendar year from one source. Extravagant or cash gifts, including gift cards, are prohibited. Company personnel and third parties should not provide gifts in a circumstance where the recipient is prohibited by their employer’s policy from receiving it.
Other than as approved in writing by the General Counsel of the Company, gifts to foreign government officials are not permitted under any circumstance. Any items provided to foreign government officials should generally be limited to logo gifts (e.g., hats, t-shirts, pens), and every effort should be made to ensure that the gift’s symbolic value outweighs its monetary value.
Meals and Entertainment
Lavish meals and entertainment are prohibited. Company personnel and third parties should not provide meals and entertainment in a circumstance where the recipient is prohibited by their employer’s policy from receiving it.
Meals and entertainment with foreign government officials are only permitted with the prior written approval of the General Counsel of the Company and where the expense is in connection with the promotion, demonstration, or explanation of the Company’s products or services, or in connection with the execution or performance of a contract. Such expenses must be reasonable in value. The Company may not provide meals or entertainment to spouses or relatives of foreign government officials.
All gift, meal, and entertainment expenses must be accurately and fully documented in writing and reflected in the Company’s books and records.
Travel
Under this policy, things of value also include travel expenses, such as travel to inspect the Company’s offices or facilities or to a seminar or promotional event sponsored by the Company. Paying for or reimbursing travel expenses with the intention of improperly influencing a foreign government official or private party in order to obtain a business advantage for the Company, or for any other corrupt purpose, is strictly prohibited.
Extravagant travel or paying for expenses associated with layovers or side trips that do not have a direct business purpose is prohibited. Company personnel should not provide travel in a circumstance where the recipient is prohibited by their employer’s policy from receiving it.
The issue of travel expenses can raise complicated compliance questions and accordingly all travel expenses for government officials must be approved in advance by Legal.
Facilitation Payments
Facilitation payments are strictly prohibited.
Civic and Political Contributions
The Company will not directly or indirectly reimburse or otherwise compensate any Company personnel for political contributions or political participation. No contribution may be made with the expectation of favorable treatment in return by a government official, agency, or by a person or other company who requests such contributions.
Charitable donations on behalf of the Company or its subsidiaries may raise anti-corruption issues and implicate anti-corruption laws, particularly where a donation is to a charity with which a foreign government official is associated. Charitable donations must not be made to gain or retain a business advantage.
Please see the Civic and Political contributions section of this Code for additional information.

Exhibit 11.2
Sponsorships
Sponsorships are contributions in money or in kind towards an event organized by a third party in return for the opportunity to advertise. Sponsorships are not considered donations if the Company receives advertising. For example, the Company may sponsor an event and advertise its brand by displaying its logo, receiving recognition in the event’s promotional materials or speeches opening or closing the event, participating as a speaker in a discussion panel, or purchasing tickets to the event.
All sponsoring contributions must be transparent, pursuant to a written agreement, for legitimate business purposes, and commensurate with the consideration offered by the event host
Books and Records
The FCPA requires that an issuer of securities on a U.S. exchange maintain complete books, records, and accounts that, in reasonable detail, accurately and fairly reflect all transactions, including all expenses, disbursements, receipts, and the disposition of assets.
Company personnel are required to completely and accurately record all transactions involving foreign government officials (regardless of the amount involved) so that the purpose and amount of such payments are clear. Making false, misleading, or artificial entries or failure to make complete and accurate entries in the Company’s books and records is a violation of this policy. Please see the Corporate Records and Disclosures section of this Code for additional information.
Commercial Transactions Involving Government Officials
From time to time, the Company may engage in commercial transactions with Government Officials in their capacity as individuals, as opposed to their capacity as representatives of their government, political party, state-owned commercial venture, or public international organization. Because of the sensitivities presented by such arrangements, any such transaction must be approved, in advance and in writing, by Legal.
Similarly, when engaging in government contracting or transactions with state-owned or controlled enterprises, no payments or any other benefits that flow directly or indirectly to a foreign government official may be provided. For example, a foreign government official shall not be provided a commission for services or any other payment or benefit in connection with a government contract, tender, or bid – regardless of whether such a payment or benefit is customary in the country in question.
Hiring a Current or Former Government Official
From time to time, because of specific experience or expertise in a market, the Company may seek to employ, either as an employee or consultant, a former government official. Because of the sensitivities presented by such arrangements, any such agreement or discussions regarding a potential agreement, either as an employment or consulting relationship, must be approved in advance, by Legal.
The retention of current government officials, either as employees or consultants, is likely to present significant concerns under anti-corruption laws and this policy. Before entering into any discussions with any current government official concerning any employment, internship, consulting, or similar relationship, you must obtain approval in advance and in writing from Legal.
Transactional Due Diligence
In considering and executing acquisitions, investments, joint ventures, and other business combinations or transactions, the Company will apply a risk-based approach to ensure that there is appropriate due diligence of the potential target or partner concerning compliance with anti-corruption laws, and that there are appropriate legal protections for these issues for the Company in the transactional documents. Accordingly, Legal should be consulted early in the transactional process regarding an appropriate due diligence work plan, and appropriate representations, warranties, and covenants, as needed.

Exhibit 11.2
Penalties and Discipline
Penalties for violating the FCPA or the UKBA are severe, including significant fines for companies and both fines (not reimbursable by companies) and imprisonment for individuals. Therefore, all Company employees are required to comply with the FCPA, the UKBA, other applicable anti-corruption laws, and the Company’s policies that are designed to protect the Company and its employees from potential liabilities and penalties. Failure to follow the Company’s policy may result in disciplinary action by the Company, up to and including termination of employment.
Policy Distribution and Certification
A copy of this policy will be distributed to all Company personnel and will be available from the Human Resources Department of the Company. All Company personnel must review this policy and certify periodically (as required by the Company), in writing or via an online system, as the Company may determine from time to time.
Training
All Company personnel who interact with government entities as part of their ordinary course duties shall undergo periodic training concerning the requirements of this policy.
Reporting and Non-Retaliation
Company personnel and third parties acting on behalf of the Company who know of or suspect a violation of this policy or any applicable anti-bribery laws must report the violation immediately through the procedures set out in the Waldencast plc Code of Conduct. The Company has zero tolerance for retaliation against anyone who makes a good-faith report of suspected violations. In addition, no Company personnel or third parties acting on behalf of the Company will be penalized for any delay or loss of business resulting from a refusal to pay a bribe.
Company personnel and third parties should report any actual, attempted, or contemplated bribery, kickback or fraud to one of the Company’s Senior Management or via the whistleblower hotline at: https://www.whistleblowerservices.com/ WALD.
Nothing in this policy prohibits, restricts, or limits the Legally Protected Communications section contained in this Code.
Guidance
The policy cannot and is not intended to cover every aspect of governing anti-corruption laws or provide answers to all questions that might arise. Accordingly, if any questions arise about this policy or any anti-bribery or anti-corruption laws, please contact Legal.
Administration and Review
The General Counsel is primarily responsible for the oversight and enforcement of this policy. The Audit Committee will review, on a regular basis, the implementation and effectiveness of the Company’s anti-bribery and anti-corruption compliance program.
9.Anti-Money Laundering
    Money laundering involves acts designed to conceal or disguise the true origins of criminally derived proceeds, so that the unlawful proceeds appear to have been derived from legitimate origins or to constitute legitimate assets, or other financial transactions involving the proceeds of crime or that promote illegal activity.
The Company strictly prohibits any involvement in money laundering. As such, Company employees must refuse to engage in any transaction that the employee knows or suspects involves the proceeds of crime or that promotes illegal activity.
Company employees must remain alert to “red flags” for money laundering, including, but not limited to:

Exhibit 11.2
●Payments in non-invoice currencies;
●Substantial payments in cash or cash equivalents, when such forms of payment are not common in the business;
●Payments to or from an account that is not the normal business relationship account or to or from a third party that has no identifiable relationship to the transaction;
●Payments to or from an account in a jurisdiction other than where the counterparty conducts business or in a place that is not logical for its business, especially an offshore jurisdiction;
●Requests for overpayments or split payments to several bank account; or
●Requests for a transaction to be processed in such a manner so as to avoid any of the Company’s normal documentation requirements.
Company employees must immediately consult with Legal should they observe any of these or other red flags for money laundering.
Company employees must immediately notify Legal and their head of department of any suspected money laundering activity or report the conduct via the Company’s whistleblower hotline, which is available at https://www.whistleblowerservices.com/WALD.
10.Fair and Open Competition
Relationships with Customers, Suppliers & Competitors
Waldencast is a determined but fair competitor. You are required to deal fairly with customers, suppliers, competitors, other third parties and, of course, with fellow employees.
●Customers - Our success depends upon our ability to form and maintain lasting customer relationships. We are committed to dealing with all customers fairly, honestly and with integrity. When dealing with customers, you should always remember that the information we provide to them should be current, accurate and truthful to the best of your knowledge; you should never deliberately misrepresent information to a customer. Any promises or arrangements about discounts, credits, rebates or other price adjustments must be promptly communicated to sales and finance management personnel. You should never provide gifts, entertainment or other benefits to a customer that could be viewed as an inducement or reward for their purchase decisions.
●Suppliers - Our relationships with suppliers are based on price, quality of service and reputation. Payments to suppliers should fairly reflect the services or products being provided. You should not accept or solicit any personal benefit from a supplier or potential supplier that might compromise your objective assessment of that supplier’s products or prices.
●Competitors - Waldencast competes vigorously, but fairly. You should avoid any actions that could be viewed as being anti-competitive, monopolistic or in violation of federal or state anti-trust Laws (discussed below). You should not obtain or give competitive information to others by unethical or illegal means. You also should not make false or misleading statements about a competitor.

Exhibit 11.2
Anti-Trust Laws
Our policy is to always compete fairly and legitimately and to comply with all anti-trust and trade regulation Laws. The purpose of these Laws is to promote vigorous, free and open competition in the marketplace. Anti-trust Laws are complex, and compliance can vary depending on the circumstance, but, in general, you should not:
●participate in meetings, conversations, or exchanges of information with competitors that discuss pricing, production, employee compensation, marketing and product development, or suggested list prices for retailers or our other customers;
●agree (whether verbally or in writing) to set prices or wages, divide or allocate markets or territories, rig bids, limit production or restrict the supply of products, or limit competition in any other way;
●require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase;
●allow new recruits to share confidential information about competitors for whom they used to work;
●induce customers or suppliers to breach contracts with competitors;
●establish exclusive arrangements without prior legal advice; or
●collect competitive information through illegal means and/or by failing to identify yourself clearly as a Company director, officer or employee when collecting such information.
11.Compliance with Laws that Apply to Cosmetics and Drugs
The development, testing, manufacture, promotion and sale of prescription and over-the- counter drugs and cosmetic products are highly regulated. The Food & Drug Administration (“FDA”) regulates these activities in the U.S. and other government agencies, such as the Federal Trade Commission, regulate ads and promotional materials on drugs and cosmetics. There are also federal statutes, such as the Public Health Service Act, Administrative Procedure Act, Federal Trade Commission Act, Fair Packaging and Labeling Act, Prescription Drug Marketing Act, Homeland Security Act and federal anti-kickback and false claim Laws, that may apply to our products or operations. Several states have Laws that apply to the marketing or promotion of drugs as well. You are expected to understand and comply with the Laws that apply to your job. If you have any questions, please contact your supervisor, Company leadership or Legal.
12.Violations, Reporting and Accountability
Violation of this Code will not be tolerated and could result in disciplinary action, up to and including termination of your employment. Any action the Company takes would be in addition to any civil or criminal liability that you may face.
The Board is responsible for applying this Code to specific situations that are presented to it and has the authority to interpret this Code in any particular situation. If you are a director you are required to promptly notify the Chairperson of the Board (or Lead Independent Director, if you are the Chairperson), and if you are an officer or employee you are required to promptly notify your supervisor, the CEO or Legal, if you are aware of any existing or potential violation of this Code. If you would prefer to submit your report anonymously, you can use our whistleblower hotline: https://www.whistleblowerservices.com/WALD. Failure to do so is, in and of itself, a violation of this Code.
Specifically, you must:
●promptly notify the Chairperson of the Board or your supervisor, the CEO or Legal of any existing or potential violation of this Code; and
●not retaliate against any other person for reports of potential violations that are made in good faith.

Exhibit 11.2
We will follow the following procedures in investigating and enforcing this Code:
●the Board will take all appropriate action to investigate any potential or actual violations reported to it;
●upon determination by the Board that a violation has occurred, the Board (by majority decision) will take or authorize disciplinary or preventive action as it deems appropriate, after consulting with Legal or outside legal counsel, up to and including termination of employment, and in the event of criminal or other serious violations of Law, notification of appropriate law enforcement authorities; and
●we will take appropriate steps to maintain the confidentiality of your identity to the extent that we can, consistent with our obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials.
If you report a violation or potential violation of the Code, no employee, officer or director of Waldencast is allowed to retaliate against you; they cannot, fire, demote, threaten, harass or, in any manner, discriminate against you because you reported the violation or potential violation.
13.Legally Protected Communications
Nothing in this Code, however, prohibits, restricts or limits you from (i) initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before any law enforcement agency, the SEC, the Equal Employment Opportunity Commission (“EEOC”), a Federal, State or local commission on human rights, or any self-regulatory organization, or otherwise initiating with, or participating in any manner with, an investigation conducted by such government agency, in each case, regarding possible violations of law, without advance notice to the Company; (ii) recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; or (iii) disclosing any information (including, without limitation, confidential information) to a court or other administrative or legislative body in response to a subpoena, court order or written request directed to you in your individual capacity and, with respect to any subpoena, court order or written request on behalf of any non-governmental person, use commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy.
Nothing contained in this Code restricts or limits your (i) right to discuss your employment or report possible violations of law or regulation with the EEOC, the United States Department of Labor, the National Labor Relations Board, the SEC, or other federal government agency or similar state or local agency without notice to the Company, (ii) exercise of any rights afforded to you under the National Labor Relations Act, including but not limited to the right to discuss the terms and conditions of your employment with others, to the extent expressly permitted by Section 7 of the National Labor Relations Act, or (iii) right to make disclosures that are protected under applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosures.
    You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any confidential information that is a trade secret that is made: (i) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
14.Other Policies and Procedures
Any other policy or procedure Waldencast adopted prior to the date of this Code, or that it adopts after the date of this Code, is a separate requirement and remains in full force and effect.
15.Inquiries
If you have questions about the Code or whether it applies to particular people or situations, you should contact Legal.

Exhibit 11.2
16.Waivers and Amendments
Any waiver from a provision of this Code for a director or officer may be made only by the Board. Any waivers, or amendments to the Code, must be disclosed in accordance with applicable Nasdaq standards and SEC rules and regulations.
You should note that we do not intend to grant or to permit waivers from the requirements of this Code as a general rule. The Company expects full compliance with the Code.

Exhibit 11.2
PROVISIONS FOR
CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS
The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions below relating to ethical conduct, conflicts of interest, and compliance with the Law. In addition to this Code, the CEO and senior financial officers are subject to the following additional specific policies:
A.Act with honesty and integrity, avoiding actual or apparent conflicts between personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of their position.
B.Disclose to the CEO, if applicable, and the Board any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
C.Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by the Company to contain information that is accurate, complete, fair, objective, relevant, timely and understandable, including full review of all annual and quarterly reports.
D.Comply with laws, rules and regulations of federal, state and local governments applicable to the Company and with the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.
E.Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.
F.Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized, as permitted in the Legally Protected Communications section, or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.
G.Share knowledge and maintain skills important and relevant to the needs of the Company, its shareholders and other constituencies and the general public.
H.Proactively promote ethical behavior among subordinates and peers in his or her work environment and community.
I.Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.
J.Not use corporate information, corporate assets, corporate opportunities or his or her position with the Company for personal gain; not compete directly or indirectly with the Company.
K.Comply in all respects with this Code.
L.Advance the Company’s legitimate interests when the opportunity arises.
The Board will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any officer who violates this Code will face appropriate, case-specific disciplinary action, which may include demotion or discharge.
Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairperson of the Board. Any waiver of this Code will be disclosed as provided in Section 13 of this Code.
It is the policy of the Company that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with the Chairperson of the Board.

Exhibit 11.2
CERTIFICATION
I have read and understand the Code. I hereby certify that I am in compliance with the foregoing Code and I will comply with this Code in the future. I understand that any violation of this Code will subject me to appropriate disciplinary action, which may include demotion or termination of my employment.
Dated:

Signature:
Name:
Title: